Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S–8 No. 333–00000) pertaining to Aegerion Pharmaceuticals, Inc.’s 2006 Stock Option and Grant Plan, as amended and 2010 Stock Option and Incentive Plan, of our report dated August 9, 2010 (except for the paragraph under the caption “Common Stock Split” within Note 1, as to which the date is October 19, 2010), with respect to the financial statements of Aegerion Pharmaceuticals, Inc. (the “Company”), included in the Company’s Registration Statement on Form S-1 (File No. 333-168721) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

December 22, 2010